Exhibit 99.1

Press Release

For immediate release

Invesco Mortgage Capital Announces Appointment to Board of Directors and Notice of Annual General Meeting

Investor Relations Contact: Matt Seitz, 404-439-3323

Atlanta - February 22, 2023 — Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) announced today that Katharine Kelley will join its Board of Directors on March 1. Ms. Kelley is President and Owner of Green Street Properties, an Atlanta-based real estate development and consulting firm focused on creating urban infill, mixed-use properties with catalytic impact. Ms. Kelley will also join the Audit, Compensation, and Nomination and Corporate Governance committees of the Company’s Board of Directors (the “Board”).

“We are very pleased to have Katharine join our Board,” said Jack Hardin, Chair of the Invesco Mortgage Capital Inc. Board of Directors. “Her extensive real estate development work and expertise in multifamily residential and commercial real estate, along with her strategic acumen and entrepreneurial background, will greatly contribute to our Board.”

The Company also announced that it will hold its 2023 Annual Meeting of Stockholders on Monday, May 8, 2023 at 2:00 pm ET at the Kimpton Shane Hotel, 1340 W. Peachtree Street NW, Atlanta, GA 30309.

Stockholders of record of the Company as of the close of business on March 9, 2023 are entitled to attend the Annual Meeting and vote their shares.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd., a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.